Exhibit 99.1
Commercial Metals’ Bid to Acquire Croatian Mill Accepted
     Irving, TX — April 27, 2007 — Commercial Metals Company (NYSE: CMC), headquartered in Irving, Texas, announced today that the second bid dated April 17, 2007, of its Swiss subsidiary, Commercial Metals International AG, to acquire Valjaonica Cijevi Sisak (VCS) has been accepted by the Croatian Privatization Fund and Croatian government. VCS is an electric arc furnace based steel pipe company with a pipe making capacity of about 305,000 metric tons annually.
     CMC’s bid includes the assumption of all the debt of VCS totaling over HRK 250 million (approximately U.S. $45 million) towards the Croatian government, banks and trade creditors. The bid also includes HRK 10 million (about U.S. $2 million) for the shares or alternatively HRK 37 million (approximately U.S. $7 million) subject to termination and indemnity with regard to certain alleged contract obligations as well as a capital expenditure program worth U.S. $38 million over a five-year period. CMC also assumes the obligation of retaining the employees of VCS for a period of three years. The bid is subject to execution of a definitive purchase contract.
     Hanns Zoellner, President of CMC’s Marketing and Distribution segment, stated, “We are very glad the Croatian government has accepted our offer, and we look forward to concluding quickly the transaction and signing the share purchase agreement. Through better utilization of existing capacities and increasing sales through our Marketing and Distribution group, we believe the pipe mill will become a profitable operation in line with our corporate financial targets. Our plans comprise investment into environmental areas and improvements in the steelmaking operation through installation of a new electric arc furnace and a ladle furnace and upgrades to the caster. Our strategy is to expand CMC’s production capability in tubular and other products in the key markets of Central and Eastern Europe using VCS as a base for our growth in this dynamic region of Europe.
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Commercial Metals’ Bid to Acquire Croatian Mill Accepted

Forward-Looking Statements
     This news release contains forward-looking statements regarding the possible transaction discussed. There is inherent risk and uncertainty in any forward-looking statements. CMC can provide no assurance with respect to the timing, value or final determination by the Fund or CMC to proceed with any transaction. The transaction is subject to the negotiation of a definitive sales and purchase contract and, to the extent applicable, regulatory approvals. CMC will have no further comment concerning the contemplated transaction until a definitive agreement is signed or any further negotiations with the Fund have terminated.
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.
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Contact:	Debbie Okle Director, Public Relations 214.689.4354
2007-20